Appendix
Schedule 14A

SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

PULTE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PULTE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 17, 2001

To the Shareholders of Pulte Corporation:

      The Annual Meeting of Shareholders of Pulte Corporation (the “Company”) will be held at the Michigan State University Management Education Center, Room 103, 811 West Square Lake Road, Troy, Michigan, on Thursday, May 17, 2001, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

(1)	To elect four directors.

(2)	To act on a proposal to change the Company’s name from “Pulte Corporation” to “Pulte Homes, Inc.”

(3)	To act on a shareholder proposal that the Board of Directors of the Company adopt an executive compensation policy that all future stock option grants to senior executives have exercise prices linked to an industry performance index associated with the peer group companies used for stock price comparisons in the Company’s proxy statement.

(4)	To transact such other business as may properly come before the meeting.

      Only shareholders of record at the close of business on March 20, 2001 will be entitled to vote at the meeting.

      Your attention is called to the attached proxy statement and the accompanying proxy. Please sign and return the proxy in the enclosed envelope; no postage is required if this proxy is mailed in the United States. If you attend the meeting, you may withdraw your proxy and vote your own shares.

      A copy of the Annual Report of the Company for the fiscal year ended December 31, 2000 accompanies this Notice.

By Order of the Board of Directors

JOHN R. STOLLER
Secretary

Bloomfield Hills, Michigan

March 31, 2001

PULTE CORPORATION

33 Bloomfield Hills Parkway, Suite 200
Bloomfield Hills, Michigan 48304

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 17, 2001

General Information

      The Annual Meeting of Shareholders of Pulte Corporation (the “Company”) will be held at the Michigan State University Management Education Center, Room 103, 811 West Square Lake Road, Troy, Michigan, on Thursday, May 17, 2001, at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date for this proxy statement and proxy is March 31, 2001.

      It is important that your shares be represented at the meeting. If it is impossible for you to attend the meeting, please sign and date the enclosed proxy and return it to the Company. The proxy is solicited by the Board of Directors of the Company. Shares represented by valid proxies in the enclosed form will be voted if received in time for the Annual Meeting. Expenses in connection with the solicitation of proxies will be borne by the Company and may include requests by mail and personal contact by its directors, officers and employees. The Company will reimburse brokers or other nominees for their expenses in forwarding proxy materials to principals. Any person giving a proxy has the power to revoke it any time before it is voted.

Voting Securities And Principal Holders

      Only holders of record of shares of the Company’s Common Stock, $.01 par value (the “Common Stock”), at the close of business on March 20, 2001 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or adjournments of the Annual Meeting. Each share of Common Stock has one vote. On the Record Date, there were issued and outstanding [41,889,520] shares of Common Stock.

      The following table sets forth information with respect to persons known to the Company to be the beneficial owners of more than five percent of the outstanding Common Stock:

Percent of Outstanding
Name and Address	Amount and Nature	Shares of Common Stock
of Beneficial Owner	of Beneficial Ownership	as of the Record Date

William J. Pulte	[10,759,064](a)	[25.7]
33 Bloomfield Hills Parkway, Suite 200 Bloomfield Hills, MI 48304

Greenhaven Associates, Inc.	[2,296,800](b)	[5.4]
Three Manhattanville Road Purchase, NY 10577(b)

[(a)	Includes 249,200 shares of Common Stock that Mr. Pulte has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans, 815,448 shares of Common Stock that Mr. Pulte directly owns jointly with his wife, 9,659,307 shares of Common Stock which are owned by various testamentary trusts of which Mr. Pulte is the sole trustee and income beneficiary, and 35,109 shares of Common Stock representing Mr. Pulte’s share of the Common Stock held by the Pulte Corporation Stock Fund of the Pulte Home Corporation Investment Savings Plus Plan (401(k) plan) as of the Ownership Date. Mr. Pulte has voting power but not investment power with respect to 29 of these shares of Common Stock held by the Pulte Corporation Stock Fund. Mr. Pulte owns units of the Pulte Corporation Stock Fund. The Fund consists of cash and Common Stock in amounts that vary from time to time.]

(b)	This information is based on a Schedule 13G dated February 26, 2001 which was filed by Greenhaven Associates, Inc. According to such Schedule 13G, Greenhaven Associates, Inc. has sole voting and dispositive power over 552,500 shares and shared dispositive power over 1,744,300 shares.

I.  ELECTION OF DIRECTORS

      The Board of Directors proposes that David N. McCammon, William J. Pulte and Francis J. Sehn be elected as directors of the Company to hold office until the Annual Meeting of Shareholders in 2004 and that William B. Smith be elected as a director of the Company to hold office until the Annual Meeting of Shareholders in 2002, or, in each case, until his successor is elected and qualified.

      The persons named in the accompanying proxy intend to vote all valid proxies received by them for the election of the foregoing nominees, unless such proxies are marked to the contrary. The three nominees for a term expiring in 2004 and the nominee for a term expiring in 2002 receiving the greatest number of votes cast at the meeting or its adjournment will be elected. Abstentions, withheld votes and broker non-votes will not be deemed votes cast in determining which nominees receive the greatest number of votes cast, but they will be counted for purposes of determining whether a quorum is present. If a nominee is unable or declines to serve, which is not anticipated, it is intended that the proxies will be voted in accordance with the best judgment of the proxy holder. The following information is furnished with respect to each nominee for election as a director, with respect to each director whose term of office as a director will continue after this meeting, with respect to each executive officer of the Company named in the Summary Compensation Table below and with respect to all named directors and all executive officers of the Company, as a group:

				Percentage of
				Outstanding
			Shares of	Shares of
			Common Stock	the Company’s
		Positions and	of the Company	Common Stock
		Offices with the	Beneficially Owned	Beneficially Owned
Name and Year		Company and Other	as of the	as of the	Term
First Became a Director	Age	Principal Occupations	Record Date(a)	Record Date	to Expire

Nominees for Election as Directors

David N. McCammon (1997)	66	Senior Partner, Strength Capital Partners, L.L.C.	22,400(b)	*	2004

William J. Pulte (1956)	68	Chairman of the Executive Committee of the Board of Directors of the Company	10,759,064(c)	[25.7 ]	2004

Francis J. Sehn (1995)	82	Chairman of The Fran Sehn Company, Inc.	22,900(d)	*	2004

William B. Smith (2001)	57	Advisory Director of Morgan Stanley Dean Witter & Co.	-0- (e)	*	2002

Directors Continuing in Office

Robert K. Burgess (1985)	56	Chairman of the Board and Chief Executive Officer of the Company	1,023,845(f)	[2.4 ]	2002

Debra J. Kelly-Ennis (1997)	44	General Manager, General Motors Corporation	19,204(g)	*	2003

Patrick J. O’Meara (1999)	56	Chairman of Ann Arbor Acquisition Corporation	14,900(h)	*	2003

Alan E. Schwartz (1972)	75	Partner of the law firm of Honigman Miller Schwartz and Cohn LLP, which firm serves as counsel to the Company	43,400(i)	*	2003

John J. Shea (1995)	63	Retired Vice Chairman, President and Chief Executive Officer of Spiegel, Inc.	12,200(j)	*	2002

Percentage of
Outstanding
			Shares of	Shares of
			Common Stock	the Company’s
		Positions and	of the Company	Common Stock
		Offices with the	Beneficially Owned	Beneficially Owned
Name and Year		Company and Other	as of the	as of the	Term
First Became a Director	Age	Principal Occupations	Record Date(a)	Record Date	to Expire

Other Executive Officers

Roger A. Cregg	44	Senior Vice President and Chief Financial Officer of the Company	70,144(k)	*

Mark J. O’Brien	58	President and Chief Operating Officer of the Company	220,219(l)	*

Michael A. O’Brien	48	Senior Vice President — Corporate Development of the Company	172,472(m)	*

All nominees for director, all continuing directors and all executive officers, as a group (16 persons)			12,696,772(n)	[30.3 ]

 *   Less than 1%.

(a)	All directors and executive officers named herein have sole voting power and sole investment power with respect to shares of Common Stock beneficially owned, except as otherwise noted below.

(b)	Includes 16,000 shares of Common Stock that Mr. McCammon has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans. In addition to the shares listed above, Mr. McCammon has acquired phantom stock units that are to be settled in cash under Pulte Corporation Deferred Compensation Agreements for Non-Employee Directors. As of the Record Date, Mr. McCammon owned 4,668 phantom stock units under these agreements.

(c)	Includes 249,200 shares of Common Stock that Mr. Pulte has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans, 815,448 shares of Common Stock that Mr. Pulte directly owns jointly with his wife, 9,659,307 shares of Common Stock which are owned by various testamentary trusts of which Mr. Pulte is the sole trustee and income beneficiary, and 35,109 shares of Common Stock representing Mr. Pulte’s share of the Common Stock held by the Pulte Corporation Stock Fund of the Pulte Home Corporation Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. Pulte has voting power but not investment power with respect to 29 of these shares of Common Stock held by the Pulte Corporation Stock Fund. Mr. Pulte owns units of the Pulte Corporation Stock Fund. The Fund consists of cash and Common Stock in amounts that vary from time to time.

(d)	Includes 12,000 shares of Common Stock that Mr. Sehn has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans. In addition to the shares listed above, Mr. Sehn has acquired phantom stock units that are to be settled in cash under Pulte Corporation Deferred Compensation Agreements for Non-Employee Directors. As of the Record Date, Mr. Sehn owned 4,857 phantom stock units under these agreements.

(e)	Mr. Smith became a director on March 8, 2001.

(f)	Includes 895,906 shares of Common Stock that Mr. Burgess has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans, 2,948 shares owned in an IRA account, and 23,679 shares of Common Stock representing Mr. Burgess’s share of the Common Stock held by the Pulte Corporation Stock Fund of the Pulte Home Corporation Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. Burgess has voting power but not investment power with respect to 29 of these shares of Common Stock held by the Pulte Corporation Stock Fund. Mr. Burgess owns units of the Pulte Corporation Stock Fund. The Fund consists of cash and Common Stock in amounts that vary from time to time.

(g)	Includes 16,000 shares of Common Stock that Ms. Kelly-Ennis has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans. In addition to the shares listed above, Ms. Kelly-Ennis has acquired phantom stock units that are to be settled in cash under Pulte Corporation Deferred Compensation Agreements for Non-Employee Directors. As of the Record Date, Ms. Kelly-Ennis owned 1,565 phantom stock units under these agreements.

(h)	Includes 8,000 shares of Common Stock that Mr. O’Meara has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans and 5,700 shares of Common Stock that Mr. O’Meara directly owns jointly with his wife.

(i)	Includes 16,000 shares of Common Stock that Mr. Schwartz has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans.

(j)	Includes 8,000 shares of Common Stock that Mr. Shea has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans.

(k)	Includes 47,625 shares of Common Stock that Mr. Cregg has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans, 22,500 shares of Common Stock that Mr. Cregg directly owns jointly with his wife, and 19 shares of Common Stock representing Mr. Cregg’s share of the Common Stock held by the Pulte Corporation Stock Fund of the Pulte Home Corporation Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. Cregg has voting power but not investment power with respect to 19 of these shares of Common Stock held by the Pulte Corporation Stock Fund. Mr. Cregg owns units of the Pulte Corporation Stock Fund. The Fund consists of cash and Common Stock in amounts that vary from time to time.

(l)	Includes 187,334 shares of Common Stock that Mr. O’Brien has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans and 4,003 shares of Common Stock representing Mr. O’Brien’s share of the Common Stock held by the Pulte Corporation Stock Fund of the Pulte Home Corporation Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. O’Brien has voting power but not investment power with respect to 29 of these shares of Common Stock held by the Pulte Corporation Stock Fund. Mr. O’Brien owns units of the Pulte Corporation Stock Fund. The Fund consists of cash and Common Stock in amounts that vary from time to time.

(m)	Includes 155,982 shares of Common Stock that Mr. O’Brien has the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans, 200 shares of Common Stock owned in a family trust of which Mr. O’Brien is a beneficiary, and 2,290 shares of Common Stock representing Mr. O’Brien’s share of the Common Stock held by the Pulte Corporation Stock Fund of the Pulte Home Corporation Investment Savings Plus Plan (401(k) plan) as of the Record Date. Mr. O’Brien has voting power but not investment power with respect to 29 of these shares of Common Stock held by the Pulte Corporation Stock Fund. Mr. O’Brien owns units of the Pulte Corporation Stock Fund. The Fund consists of cash and Common Stock in amounts that vary from time to time.

(n)	Includes 1,899,974 shares of Common Stock that directors and executive officers of the Company have the right to acquire within 60 days of the Record Date pursuant to the Company’s stock option plans, 846,198 shares owned jointly with spouses, 2,948 held in an IRA account, the shares owned by various trusts referenced in (c) and (m) above, and 71,458 shares of Common Stock representing the executive officers’ share of the Common Stock held by the Pulte Corporation Stock Fund of the Pulte Home Corporation Investment Savings Plus Plan (401(k) plan) as of the Record Date. The executive officers have voting power but not investment power with respect to 251 of these shares of Common Stock held by the Pulte Corporation Stock Fund. They own units of the Pulte Corporation Stock Fund. The Fund consists of cash and Common Stock in amounts that vary from time to time. In addition to the shares listed above, directors as of the Record Date owned 11,090 phantom stock units as referenced in (b), (d), and (g) above.

Section 16(a) Beneficial Ownership Reporting Compliance

      Ms. Kelly-Ennis inadvertently filed a late report regarding a sale of 800 phantom stock units associated with a deferred compensation plan administered by the Company. Mr. O’Meara inadvertently filed a late report with respect to a purchase of 5,700 shares of Company Common Stock. Mr. Mark O’Brien inadvertently filed a late report with respect to a purchase of 14,200 shares of Company Common Stock.

Other Information Relating To Directors

      The following is a brief account of the business experience during the past five years of each member or nominee of the Board of Directors of the Company.

      Mr. McCammon has been Senior Partner of Strength Capital Partners, L.L.C., an investment capital fund, since June 2000. Previously, he was Vice President of Finance of Ford Motor Company until his retirement in 1997.

      Mr. Pulte was appointed Chairman of the Executive Committee of the Board of Directors of the Company in January 1999. Prior to that, he served as Chairman of the Board of the Company since January 1991. Mr. Pulte served as Co-Chairman of the Executive Committee of the Board of Directors of the Company from April 1990 through March 1995.

      Mr. Sehn is the Chairman of The Fran Sehn Company, Inc., an international engineering consulting service company.

      Mr. Smith has been an Advisory Director of Morgan Stanley Dean Witter & Co. since July 2000. Previously, he was Managing Director and Head of Morgan Stanley Realty since May 1997. Prior to that, he was Executive Vice President and Head of Investment Banking of Dean Witter Reynolds.

      Mr. Burgess has been Chairman of the Board of Directors of the Company since January 1999. He has served as Chief Executive Officer of the Company since January 1993, and served as President of the Company from October 1985 to January 1999.

      Ms. Kelly-Ennis has been a General Manager of General Motors Corporation since May 2000. Previously, she was Brand Manager, Truck Division, of General Motors Corporation since March 1999. Prior to that, she was Vice President and General Manager of the Household Products Division of Sunbeam Corporation since 1998. Prior to that, she was Senior Vice President, Marketing, of Gerber Products Company, a division of Novartis Corporation, since 1995.

      Mr. O’Meara is the Chairman of Ann Arbor Acquisition Corporation, which owns and operates the Ann Arbor Railroad.

      Mr. Schwartz is a partner of the law firm of Honigman Miller Schwartz and Cohn LLP, Detroit, Michigan, which serves as counsel to the Company and its subsidiaries. It is expected that such law firm will continue to be retained by the Company and its subsidiaries in the current fiscal year. Mr. Schwartz is a director of Handleman Company.

      Mr. Shea was Vice Chairman of the Board of Directors, President and Chief Executive Officer of Spiegel, Inc., an international multichannel specialty retailer, until his retirement in 1998. Mr. Shea is a director of Fotoball USA, Inc. and Home Place of America.

      During 2000, the Board of Directors held five meetings and acted by written consent on two other occasions.

Committees Of The Board Of Directors

      The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee.

      The current members of the Audit Committee are Debra J. Kelly-Ennis, Patrick J. O’Meara and David N. McCammon (Chairman). The functions of the Audit Committee and its activities during 2000 are described below under the heading Report of the Audit Committee. The Audit Committee is governed by a written charter that was adopted by the Board of Directors; a copy of the charter is reproduced in the Appendix to this proxy statement. During the year, the Board examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are “independent” within the meaning of the Exchange’s new rules. In 2000, the Committee met four times and had informal discussions in lieu of additional meetings.

      The current members of the Compensation Committee are Francis J. Sehn and John J. Shea (Chairman). The duties of the Compensation Committee are, briefly: establishing compensation arrangements for key executives and directors, as authorized by the Board of Directors; recommending to the Board compensation plans in which officers or directors are eligible to participate; and administration of the Company’s long-term compensation and stock option plans, including granting of options thereunder. During 2000, the Compensation Committee met seven times and had informal discussions in lieu of additional meetings.

      The current members of the Nominating Committee are Francis J. Sehn, David N. McCammon and Debra J. Kelly-Ennis (Chairman). The Nominating Committee is responsible for soliciting recommendations for candidates for the Board of Directors; developing and reviewing background information for candidates; making recommendations to the Board regarding such candidates; and reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareholders. During 2000, the Nominating Committee had informal discussions in lieu of meetings. The Committee will consider nominees for directors recommended by shareholders, if such nominations are made in accordance with the Company’s Bylaws. Shareholders desiring to recommend nominees for directors for the Annual Meeting to be held in 2002 should submit such recommendations to the Chairman of the Board at 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan 48304, no later than March 18, 2002.

Compensation Of Executive Officers And Directors

  Summary Compensation Table

      The following table sets forth information for each of the fiscal years ended December 31, 2000, 1999 and 1998 concerning the compensation of the Company’s Chief Executive Officer and of each of the Company’s other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000:

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards	Payouts
				Other
				Annual	Shares	LTIP		All Other
Name and				Compen-	Underlying	Payouts		Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)	Options(#)	($)		sation($)

William J. Pulte	2000	700,000	2,300,000	-0-	-0-	-0-		1,500	(5)
Chairman of the Executive	1999	625,000	1,600,000	-0-	-0-	-0-		1,500	(5)
Committee of the Board	1998	565,385	1,150,000	-0-	-0-	-0-		1,500	(5)

Robert K. Burgess	2000	700,000	2,300,000	-0-	384,092	12,999,829	(1)	38,298	(6)
Chairman of the Board and	1999	625,000	1,600,000	-0-	250,000	-0-		14,915	(6)
Chief Executive Officer	1998	565,385	1,150,000	-0-	-0-	3,124,112	(2)	1,500	(5)

Mark J. O’Brien	2000	450,000	1,256,401	-0-	136,858	3,434,796	(3)	30,922	(7)
President and Chief Operating	1999	425,000	972,611	-0-	90,000	-0-		1,500	(5)
Officer	1998	375,000	819,500	-0-	-0-	-0-		1,500	(5)

Roger A. Cregg	2000	345,000	684,000	-0-	87,387	75,000	(3)	3,268	(8)
Senior Vice President and	1999	325,000	507,000	-0-	60,000	-0-		57,200	(9)
Chief Financial Officer	1998	294,231	275,000	-0-	100,000	-0-		148,153	(10)

Michael A. O’Brien	2000	280,000	600,000	-0-	83,000	1,364,277	(4)	4,766	(11)
Senior Vice President —	1999	265,000	321,604	-0-	43,000	-0-		1,500	(5)
Corporate Development	1998	247,692	260,000	-0-	-0-	92,119	(2)	1,500	(5)

(1)	Represents (a) $8,742,975 from profits realized on sales of Common Stock following exercise of stock options with respect to such Common Stock, which stock options had been granted between 1991-1995 and in 2000; and (b) $4,256,854 awarded pursuant to the Company’s Long-Term Compensation Plan for achieving specific economic profit, pre-tax income and other performance targets for the Company for the four year period 1996-1999.

(2)	Represents profits realized on sales of Common Stock following exercise of stock options with respect to such Common Stock, which stock options had been granted in 1990 and 1993.

(3)	Represents amounts awarded to the recipients pursuant to the Company’s Long-Term Compensation Plan for achieving specific economic profit, pre-tax income and other performance targets for the Company for the four year period 1996-1999.

(4)	Represents (a) $503,301 from profits realized on sales of Common Stock following exercise of stock options with respect to such Common Stock, which stock options had been granted in 1994 and 1995; and (b) $860,976 awarded pursuant to the Company’s Long-Term Compensation Plan for achieving specific economic profit, pre-tax income and other performance targets for the Company for the four year period 1996-1999.

(5)	The amount shown represents Company matching contributions allocated to the executive officer for such year under the Company’s 401(k) Plan.

(6)	The amount shown includes $1,500 in Company matching contributions allocated to Mr. Burgess for each year under the Company’s 401(k) Plan and the balance ($36,798 in 2000 and $13,415 in 1999) representing the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. Burgess.

(7)	The amount shown includes $1,500 in Company matching contributions allocated to Mr. O’Brien for such year under the Company’s 401(k) Plan and $29,422 representing the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. O’Brien.

(8)	The amount shown includes $900 in Company matching contributions allocated to Mr. Cregg for such year under the Company’s 401(k) Plan and $2,368 representing the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. Cregg.

(9)	The amount shown includes $600 in Company matching contributions allocated to Mr. Cregg for such year under the Company’s 401(k) Plan and $56,600 paid to him in 1999 as a reimbursement in connection with his relocation in 1998.

(10)	The amount shown includes $300 in Company matching contributions allocated to Mr. Cregg for such year under the Company’s 401(k) Plan and $147,853 paid to him in 1998 as reimbursement in connection with his relocation in 1998.

(11)	The amount shown includes $1,500 in Company matching contributions allocated to Mr. O’Brien for such year under the Company’s 401(k) Plan and $3,266 representing the dollar value attributable to the term insurance and non-insurance cash value benefits associated with the split-dollar life insurance policy maintained for Mr. O’Brien.

  Option Grants in Last Fiscal Year Table

      The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 2000 to each of the executive officers of the Company named in the Summary Compensation Table above:

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
	Individual Grants				Value at Assumed
					Annual Rates of Stock
	Shares				Price Appreciation
	Underlying	% of Total Options	Exercise		for Option Term
	Options	Granted to Employees	Price	Expiration
Name	Granted(#)	in Fiscal Year	($/Sh)	Date	5%($)	10%($)

William J. Pulte	–0–	–0–	—	—	—	—

Robert K. Burgess	80,000	5.82	17.8720	04/29/01	86,240	172,640
	78,186	5.69	16.2188	02/28/10	797,591	2,021,202
	18,878	1.37	21.8147	03/05/02	36,912	75,234
	23,200	1.69	21.8147	03/29/03	74,827	156,259
	29,018	2.11	21.8147	01/17/05	160,623	351,272
	4,810	0.35	22.2420	01/17/05	27,071	59,201
	150,000	10.91	41.8438	12/14/10	3,947,430	10,002,930

Mark J. O’Brien	28,000	2.04	17.50	02/08/10	308,280	780,920
	30,858	2.24	16.2188	02/28/10	314,789	797,716
	78,000	5.67	41.8438	12/14/10	2,052,664	5,201,524

Roger A. Cregg	12,000	0.87	17.50	02/08/10	132,120	334,680
	15,387	1.12	16.2188	02/28/10	156,966	397,772
	60,000	4.37	41.8438	12/14/10	1,578,972	4,001,172

Michael A. O’Brien	8,000	0.58	17.50	02/08/10	88,080	223,120
	10,000	0.73	16.2188	02/28/10	102,012	258,512
	15,000	1.09	17.7250	01/17/05	70,875	155,925
	50,000	3.64	41.8438	12/14/10	1,315,810	3,334,310

  Aggregated Option Exercises and Fiscal Year-End Option Value Table

      The following table sets forth information concerning each exercise of stock options during the fiscal year ended December 31, 2000 by each of the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of December 31, 2000:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Shares Underlying		Value of Unexercised
	Shares		Unexercisable		In-the-Money
	Acquired		Options at FY-End(#)		Options at FY-End($)
	on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William J. Pulte	–0–	–0–	249,200	–0–	6,033,367	–0–

Robert K. Burgess	600,200	8,742,975	635,906	718,186	15,783,365	12,755,980

Mark J. O’Brien	–0–	–0–	158,000	292,858	3,926,813	4,866,731

Roger A. Cregg	–0–	–0–	50,000	197,387	1,046,188	2,910,470

Michael A. O’Brien	40,000	503,301	127,000	159,000	3,143,406	2,485,716

  Long-Term Incentive Plan (“LTIP”) Awards Table

      The following table sets forth information regarding awards made under any LTIP to each of the executive officers of the Company named in the Summary Compensation Table above:

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts
	Number of	Performances or	under Non-Stock Price-Based Plans
	Shares, Units	Other Period Until
	Or Other	Maturation	Threshold	Target	Maximum
Name	Rights(*)	Or Payout	($)	($)	($)

William J. Pulte	—	—	—	—	—

Robert K. Burgess	—	1/1/00 - 12/31/02	466,667	933,333	1,866,667

Mark J. O’Brien	—	1/1/00 - 12/31/02	270,000	540,000	1,080,000

Roger A. Cregg	—	1/1/00 - 12/31/02	138,000	276,000	552,000

Michael A. O’Brien	—	1/1/00 - 12/31/02	112,000	224,000	448,000

*	Under the Company’s Long-Term Incentive Plan (“Incentive Plan”) approved by the Company’s shareholders, performance compensation is awarded to each Participant based upon pre-established objective performance goals which use one or more of the following business criteria: cumulative earnings per share, average return on equity and pre-tax income. These performance thresholds, measuring performance for the period between January 1, 2000 and December 31, 2002, must be met or exceeded in order for the Participants to earn an award. Determination of the performance compensation awarded to each Participant is to be made as of December 31, 2002. However, under the terms of the Incentive Plan, certain events (including certain change-in-control events) can provide an earlier determination and payment date. The estimated future payouts for Mr. Burgess have been adjusted to reflect his arrangement with the Company with respect to his retirement. See “Arrangements with Robert K. Burgess” below.

  Compensation of Directors

      Under the Company’s standard arrangements, each non-employee director of the Company receives an annual director’s fee in the amount of $20,000 and $1,500 for attendance at Board or Committee meetings. The Chairman of each Committee also receives an annual payment of $1,000 for each Committee over which he or she presides. Reimbursement is made for out-of-pocket expenses incurred by any director to attend meetings. Directors may elect to defer the receipt of all or any part of their annual retainer and meeting and chairman fees for payment in the future, as well as earnings based upon various investment alternatives (including earnings based upon the performance of Company stock).

      Non-employee directors will also be entitled to receive annual grants of (i) options to purchase 4,000 shares of Common Stock and (ii) 900 shares of Common Stock under the Pulte Corporation 2000 Stock Plan for Non-Employee Directors. Employee directors of the Company do not receive any additional compensation for services as a director.

  Arrangements with Robert K. Burgess

      As previously announced, Robert K. Burgess, Chairman of the Board and Chief Executive Officer of the Company, will retire from all of his positions with the Company on December 30, 2001. Pursuant to an arrangement with the Company, Mr. Burgess will continue to receive his current monthly salary of $66,667 and his current fringe benefits until his retirement. Mr. Burgess will also be eligible to receive a discretionary performance bonus with respect to the year ending December 31, 2001.

      Following his retirement, Mr. Burgess will receive twelve monthly payments of $66,667 each and a one-time payment of $500,000 on January 1, 2002. Mr. Burgess will also receive a lump sum payment of $533,333 under the Long-Term Incentive Plan which commenced on January 1, 2001. Mr. Burgess will also be eligible to receive, to the extent awards are payable to Pulte executives, two-thirds of the award which would have been payable to him under the Long-Term Incentive Plan which commenced on January 1, 2000. Mr. Burgess will also continue to participate in the Company’s medical and dental insurance benefits program until he reaches age 65.

      As previously announced, Mark J. O’Brien, President and Chief Operating Officer of the Company, will become the Chief Executive Officer on December 31, 2001. William J. Pulte will then become Chairman of the Board of the Company.

  Report of the Compensation Committee on Executive Compensation

      General.  The Compensation Committee’s overall compensation philosophy applicable to the Company’s executive officers is to provide a compensation program that is intended to attract and retain qualified executives for the Company and to provide them with incentive to achieve Company goals and increase shareholder value. The Compensation Committee implements this philosophy by establishing salaries, bonuses, long-term compensation plans and stock option programs. The Compensation Committee’s current policy is not to provide pension or other retirement plans for the Company’s employees other than its 401(k) plan.

      Salaries.  The Compensation Committee’s policy is to provide salaries that in most cases are less than those of similar executive officers in similar companies. The Compensation Committee determines comparable salaries through Company research and the research of consultants concerning the salaries paid by the Company’s competitors.

      Bonuses.  The Compensation Committee’s policy is to provide a significant portion of executive officer compensation through annual bonuses as incentives to achieve the Company’s financial and operational goals and to increase shareholder value. The Company’s bonus arrangements for its executive officers are intended to make a major portion of each executive officer’s compensation dependent on the Company’s overall performance, thus linking executive compensation to shareholder value and encouraging the executives to act as a team. A significant portion of the executive officer’s bonus is conditioned upon the Company’s achievement of an economic profit target. A portion of the bonus is also intended to recognize the executive’s individual contributions to the Company.

      In establishing bonuses for the executive officers in 2000, the Compensation Committee and the Board of Directors took into account the strategic and operational accomplishments of the individual and the Company, the Company’s performance against Board-approved financial plans and economic profit targets, and certain industry comparisons. Bonuses were awarded in part on achieving certain financial targets and in part on a discretionary basis by the Compensation Committee or the Board of Directors upon recommendations from the Company’s Chairman of the Board and Chief Executive Officer based on the individual’s performance during the year.

      Long-Term Compensation.  In order to provide management with incentive to achieve the long-term growth and profitability goals of the Company, in 2000 the Compensation Committee and the Board approved a Long-Term Incentive Plan (the “Incentive Plan”) for the key employees of the Company and its subsidiaries. The Incentive Plan was approved by the shareholders of the Company at the 2000 Annual Meeting of the Company’s shareholders. Under the Incentive Plan, performance compensation is awarded to each participant based upon pre-established objective performance goals which use one or more of the following financial criteria: cumulative earnings per share, average return on equity and pre-tax income. These performance thresholds, measuring performance for the period January 1, 2000 through December 31, 2002 and each subsequent period of three consecutive calendar years (each a “Performance Period”) must be met or exceeded in order for the participant to earn an award. The Incentive Plan limits the total compensation awarded to any one participant under the Incentive Plan to $5 million per Performance Period. Awards under the Incentive Plan may be deferred by key employees.

      Stock Options.  The Compensation Committee’s policy is to award stock options to the Company’s officers in amounts reflecting the participant’s position and ability to influence the Company’s overall performance. Options are intended to provide participants with an increased incentive to make contributions to the long-term performance and growth of the Company, to join the interests of participants with the interests of shareholders of the Company and to attract and retain qualified employees. The Compensation Committee’s policy has generally been to grant options with a term of 10 years (in certain cases, with portions exercisable over shorter periods) to provide a long-term incentive, and to fix the exercise price of the options at or in excess of the fair market value of the underlying shares on the date of grant. Such options only have value if the price of the underlying shares increases above the exercise price.

      2000 Compensation Decisions Regarding Robert K. Burgess. The Compensation Committee approved a $2,300,000 bonus for Mr. Burgess for calendar 2000. The bonus was based on the Company’s exceptional financial and operational performance. The Company substantially increased its gross revenues, net income, return on equity, closings and net new orders from 1999 levels. The Company also made considerable progress in the implementation of various process improvement methodologies and certain key business initiatives. Mr. Burgess did not participate in the approval of his own compensation, but did participate in the discussion of the Company’s performance for 2000.

      Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation’s chief executive officer and four other most highly compensated executive officers, and provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

      The Company believes that stock options currently outstanding or subsequently granted under the Company’s existing stock option plans either comply with Section 162(m) or are not subject to the requirements of the statute. The Company currently intends to structure future stock option grants in a manner that complies with Section 162(m). The Company believes that payments made under the Long-Term Incentive Plan will comply with the exception for performance-based compensation under Section 162(m). The discretionary annual bonuses paid to executive officers with respect to 2000, as described under “Bonuses” above, were not structured to comply with Section 162(m). Such bonuses do not meet Section 162(m)’s requirement that they be “payable solely on account of the attainment of one or more performance goals.” Although the Company believes the annual discretionary bonuses, as currently structured, best serve the interests of the Company and its shareholders by allowing the Company to recognize an executive officer’s contribution as appropriate, the Compensation Committee may in the future structure all or a portion of the bonus compensation for certain executive officers to comply with Section 162(m).

Members of the Compensation Committee

John J. Shea, Chairman
Francis J. Sehn

  Compensation Committee Interlocks and Insider Participation

      None of the Compensation Committee members are or ever were an officer or employee of the Company or any of its subsidiaries.

  Stock Option Agreement and Long-Term Incentive Plan Change in Control Provisions

      Under the terms of the Company’s stock option agreements and long-term incentive plans, awards are subject to special provisions upon the occurrence of a defined “change in control” transaction. Under the stock option agreements, all options become fully vested and exercisable upon the occurrence of a change in control; and, in addition, some stock option agreements state that, in order to maintain a participant’s rights in the event of a change in control, the Compensation Committee has the right to (a) accelerate the vesting of the options to an earlier date, (b) provide for the repurchase of options upon a participant’s request for a cash amount equal to the fair market value of the option shares, minus the option exercise price, (c) make appropriate adjustment to the options to reflect the change in control, or (d) cause the options to be assumed, or new rights substituted therefor, by the acquiring or surviving company. Under the long-term incentive plans, if a change in control occurs, plan awards automatically become fully vested and payable to the plan participant.

  Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting policies, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting policies and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and has considered the compatibility of nonaudit services with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee and the Board have also approved the reappointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2001.

Members of the Audit Committee

David N. McCammon, Chairman
Debra J. Kelly-Ennis
Patrick J. O’Meara

Performance Graph

      The following line graph compares for the fiscal years ended December 31, 1996, 1997, 1998, 1999 and 2000 (i) the yearly cumulative total shareholder return (i.e., the change in share price plus the cumulative amount of dividends, assuming dividend reinvestment, divided by the initial share price, expressed as a percentage) on the Company’s Common Stock, with (ii) the cumulative total return of the Standard & Poor’s 500 Stock Index, and with (iii) the cumulative total return on the common stock of publicly-traded peer issuers deemed by the Company to be its principal competitors in its homebuilding line of business (assuming dividend reinvestment and weighted based on market capitalization at the beginning of each year):

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

Among Pulte Corporation, S&P 500 Index and Peer Index
Fiscal Year Ended December 31

	1995	1996	1997	1998	1999	2000

Pulte Corporation	100	92	126	169	138	260

S&P 500 Index	100	123	164	211	255	232

Peer Index**	100	98	143	173	119	209

*	Assumes $100 invested on January 1, 1995 and the reinvestment of dividends.

**	Includes Centex Corporation, D.R. Horton Inc., Del Webb Corporation, Hovnanian Enterprises, Inc., Kaufman & Broad Home Corporation, Lennar Corporation, The Ryland Group, Inc., Standard Pacific Corporation, and Toll Brothers, Inc. UDC Homes, Inc. and Continental Homes Holding Corporation, both of which previously appeared in the index, have been excluded. UDC Homes, Inc. ceased to be publicly traded in 1995. D. R. Horton Inc., which acquired Continental Homes Holding Corporation in 1998, has been added to the index.

II.  PROPOSAL TO CHANGE THE COMPANY NAME FROM “PULTE CORPORATION”

TO “PULTE HOMES, INC.”

      The Board of Directors is proposing a name change for the Company from “Pulte Corporation” to “Pulte Homes, Inc.”. The purpose of the name change is to more clearly communicate to customers and the financial markets that the core business of the Company is homebuilding.

      The Company has recently launched a branding effort to distinguish the Company’s homebuilding products and services and has adopted a new logo utilizing a “Pulte Homes” trademark. The new “Pulte Homes, Inc.” name will better align the Company with these branding and marketing initiatives. An affirmative vote by the holders of a majority of the shares outstanding would allow the Company to amend its articles of incorporation to accomplish the name change.

      The Board of Directors recommends that you vote “FOR” the proposal to change the Company’s name.

III.  SHAREHOLDER PROPOSAL THAT THE BOARD OF DIRECTORS OF THE COMPANY

ADOPT AN EXECUTIVE COMPENSATION POLICY THAT ALL FUTURE STOCK OPTION
GRANTS TO SENIOR EXECUTIVES HAVE EXERCISE PRICES LINKED TO AN INDUSTRY
PERFORMANCE INDEX ASSOCIATED WITH THE PEER GROUP COMPANIES USED FOR
STOCK PRICE COMPARISONS IN THE COMPANY’S PROXY STATEMENT.

      The Company received a request from the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, 1125 Fifteenth St., N.W., Washington, D.C. 20005, which is the beneficial owner of 1,668 shares of the Company’s Common Stock, to include the following shareholder proposal and supporting statement in this proxy statement.

      “RESOLVED, that the shareholders of Pulte Corporation (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if its exercise price is linked to an industry performance index associated with the peer group companies used for stock price comparisons in the Company’s proxy statement.”

SUPPORTING STATEMENT

      As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, these option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to general stock market rise, rather than improved or superior company performance.

      Indexed stock options are options whose exercise price moves with an appropriate market index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future Company stock option plans link the option exercise price to an industry performance index associated with the peer group of companies used for stock price comparisons in the Company’s proxy statement.

      Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

      At present, the Company’s stock option plans are not indexed to peer group performance standards. Over the past five year period our Company’s stock price has performed modestly well. According to the Company’s most recent proxy statement, an investment of $100 on December 31, 1994, in Pulte, its peer group, and the S&P 500, was worth $203, $177, and $351, respectively, five years later.

      As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of indexed stock option plans. We urge your support for this important governance reform.

MANAGEMENT’S RESPONSE

      The Board of Directors recommends that you vote “AGAINST” this proposal for the following reasons:

      The Company’s Compensation Committee of the Board of Directors is composed of non-management directors and has responsibility for the oversight of the Company’s executive compensation program. The Committee makes use of independent consulting firms to inform itself of developments in the design of compensation packages and to stay abreast of the comparability of the Company’s total compensation package relative to companies with which the Company competes for management talent.

      We believe that the Company’s current executive compensation program is appropriate for the Company and that our current policy of granting options that generally have a term of 10 years and which have an exercise price equal to the market price on the date of the grant is an appropriate and the most widely accepted method of providing incentive compensation to executives.

      Under the Company’s employee stock option plans, an executive’s compensation is directly dependent on the performance of the Company’s common stock. Company executives realize no gain on the stock options without an increase in the price of the Company’s common stock that benefits all shareholders. The issuance of stock options also facilitates stock ownership by Company executives, further aligning their interests with those of the Company’s shareholders.

      The Company’s executive compensation program, which includes salary and stock option components, among other components, is administered by the Compensation Committee. The Compensation Committee’s policy is to provide salaries that in most cases are less than those of similar executive officers in similar companies and the Committee has structured the executive compensation program to place heavy emphasis on performance of the executive and the Company. By this policy and by the granting of stock options, an executive is strongly motivated to increase the share price of the Company’s common stock.

      The Compensation Committee regularly compares senior executive compensation with compensation levels at similar companies to assure the appropriateness, from a competitive standpoint, of base salary, bonus and long-term compensation, including stock options. We believe that the Company must offer a competitive compensation program to attract and retain the most qualified executives to manage the Company’s business. Many companies with which the Company competes offer compensation in the form of stock options. We believe that nearly all comparable companies offer stock options that have an exercise price equal to the market price on the date of the grant, as is currently the case at the Company. If the Company implemented a market-indexed stock option plan, as called for in the shareholder proposal, its stock option program would compare less favorably to the stock option programs of other comparable companies, and the Company would be at a competitive disadvantage in attracting and retaining the most qualified executives. To offset such a less favorable stock option plan, the Company might have to increase the cash portion of its executive compensation package, thereby reducing the connection between executive compensation and shareholder value, or increase the number of stock options granted, thereby increasing the dilutive effect upon existing shareholders’ equity investments. Thus, we believe that the shareholder proposal could, in fact, be contrary to the shareholders’ interests.

      Another major concern related to indexed stock options is that, when indexed options are used, the difference between the stock’s market price and the option exercise price must be reflected in the quarterly earnings of the Company until the option is exercised. This is a significant accounting drawback associated with indexed stock options. We believe that the use of indexed stock options could depress and artificially add volatility to the Company’s earnings and is not beneficial to shareholder interests.

      In sum, we believe that the Company’s existing executive compensation policy effectively aligns executive incentives with the long-term interests of its shareholders. We also believe that the shareholder proposal would undermine the long-term interests of the shareholders by adversely affecting the Company’s ability to attract and retain the most qualified executives needed to manage its business. Further, we believe the indexed stock options, as proposed in the shareholder proposal, could artificially add volatility to the Company’s earnings and would be contrary to the interests of the Company’s shareholders.

      For the reasons stated above, the Board of Directors recommends that you vote “AGAINST” this proposal.

IV.  OTHER MATTERS

Relationship With Independent Auditors

      Ernst & Young LLP are the independent auditors for the Company and its subsidiaries and have reported on the Company’s consolidated financial statements included in the Annual Report of the Company, which accompanies this proxy statement. The Company’s independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. Fees for the 2000 annual audit were $559,000 and all other fees were $561,000, including audit related services of $383,000, and non-audit services of $178,000.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement at the meeting, if they desire to do so. The representatives will also be available to respond to appropriate questions.

      With the recommendation of the Audit Committee, the Board of Directors has reappointed Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2001.

Other Proposals

      Neither the Company nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those set forth in the Notice of Annual Meeting of Shareholders, and they have no present knowledge that any other matters will be presented for action at the meeting by others. If any other matters properly come before such meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment.

      A shareholder proposal that is intended to be presented at the Annual Meeting of Shareholders to be held in 2002 must be received by the Company at its principal executive offices, 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan, 48304, Attention: Secretary by December 3, 2001 to be considered for inclusion in the proxy statement and proxy relating to that meeting. Such proposals should be sent by certified mail, return receipt requested.

      The Company must receive notice of any proposals of shareholders that are intended to be presented at the Company’s 2002 Annual Meeting of Shareholders, but that are not intended to be considered for inclusion in the Company’s proxy statement and proxy related to that meeting, no later than February 15, 2002 to be considered timely. Such proposals should be sent to the Company’s Secretary at the Company’s principal executive offices, 33 Bloomfield Hills Parkway, Suite 200, Bloomfield Hills, Michigan, 48304 by certified mail, return receipt requested. If the Company does not have notice of the matter by that date, the Company’s form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in the Company’s form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

By Order of the Board of Directors

JOHN R. STOLLER
Secretary

March 31, 2001

Appendix

PULTE CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.  PURPOSE

      The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities: by reviewing the financial reports and other financial information provided by Pulte Corporation (the “Company”) to any governmental body or the public; by reviewing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and in general by reviewing the Company’s auditing, accounting and financial reporting processes. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Company’s independent auditors and internal auditing department.

•	Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.

      The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II.  COMPOSITION

      The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.  MEETINGS

      The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least twice annually with management, the director of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

      In addition, as described in more detail in Section IV.4. below, in those non-routine situations where additional insight from the Committee is warranted, the Committee or at least its Chair should hold a discussion (either in person or via telephone) with the independent auditors and management quarterly to review the Company’s interim financial information.

IV.  RESPONSIBILITIES AND DUTIES

      In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

      To fulfill its responsibilities and duties, the Committee shall:

Documents/Reports Review

1.	Obtain the full Board of Directors’ consent and approval of this Charter and review and update this Charter periodically, at least annually, as conditions dictate.

2.	Review the Company’s annual financial statements and determine whether they are complete and consistent with the information known to the Committee members, and assess whether the financial statements reflect appropriate accounting principles. This review should focus on judgmental areas and/or complex/unusual transactions and should include a review of the audit report issued by the independent auditors.

3.	Review the regular internal reports to management or a summary of such reports issued, prepared by the internal auditing department, including management’s responses and action plans with regard to the recommendations contained therein.

4.	In financial reporting or disclosure situations where management, the independent auditors and/or the internal auditors cannot come to collective agreement, or where additional insight of the Committee is deemed necessary by any of the groups, the Committee will meet and review such matters with the respective groups prior to the release of earnings for the applicable quarter. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Auditors

5.	Confirm to the outside auditors for the Company that they are ultimately accountable to the Board of Directors and the Committee.

6.	Review and recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness, and review the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships the independent auditors have with the Company to determine the independent auditors’ independence and obtain a formal written statement from the independent auditors delineating all such relationships with the Company.

7.	Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

8.	Periodically consult with the independent auditors, without the presence of management, about internal controls and the completeness and accuracy of the Company’s financial statements.

Financial Reporting Processes

9.	In consultation with the independent auditors and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

10.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting policies as applied in its financial reporting.

11.	Review significant accounting and reporting issues with management and the independent auditors, including recent professional and regulatory pronouncements, and understand their potential impact on the financial statements of the Company.

12.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting policies and practices as suggested by management, the independent auditors or the internal auditors.

Process Improvement

13.	Inquire of management, the internal auditors and the independent auditors as to the significant risks and exposures of the Company and the plans to minimize such risks.

14.	Establish regular and separate systems of reporting to the Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

15.	Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

16.	Review any significant disagreement among management and the independent auditors or the internal auditors in connection with the preparation of the financial statements.

17.	Review with management, the independent auditors and the internal auditors the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Other

18.	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

19.	Review with management the Company’s Business Practices Policy and the system that management has established to enforce this Policy.

20.	Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

21.	Review with management and the Company’s internal legal counsel the status of significant legal matters that could have a significant impact on the Company’s financial statements.

22.	As deemed necessary by the Committee, conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

PHMCM-PS-01

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

      Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is: Pulte Corporation

2.	The identification number assigned by the Bureau is: 271-982

3.	Article I of the Articles of Incorporation is hereby amended to read in its entirety as follows:

      ARTICLE I

      The name of the corporation is: Pulte Homes, Inc.

4.	The foregoing amendment to the Articles of Incorporation was duly adopted on the ____ day of _____________, 2001 by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following)

at a meeting the necessary votes were cast in favor of the amendment.

by written consent of the shareholders or members having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of Incorporation.)

by written consent of all the shareholders or members entitled to vote in accordance with Section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.

by the board of a profit corporation pursuant to section 611(2).

Signed this __ day of ______________, 2001

By______________________________________
(Signature of an authorized officer or agent)

_________________________________________________
(Type or Print Name)

PULTE CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF PULTE CORPORATION
ANNUAL MEETING OF SHAREHOLDERS — May 17, 2001

William J. Pulte and Robert K. Burgess, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent and vote the stock of the undersigned as the undersigned’s proxy at the Annual Meeting of Shareholders to be held May 17, 2001, and at any adjournment or adjournments thereof.

The shares represented by this proxy will be voted in accordance with specifications made herein. If no specifications are made, this proxy will be voted FOR each of the following proposals:

(1)	the election of the nominees for director listed on the reverse side of this proxy card, and

(2)	a proposal to change the Company’s name from “Pulte Corporation” to “Pulte Homes, Inc.”

and will be voted AGAINST the following proposal:

(3)	a shareholder proposal that the Board of Directors of the Company adopt an executive compensation policy that all future stock option grants to senior executives have exercise prices linked to an industry performance index associated with the peer group companies used for stock price comparisons in the Company’s proxy statement.

PLEASE MARK, DATE AND SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.

The signature of shareholder should correspond exactly with the name set forth on this proxy card. Joint owners should each sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PLEASE MARK VOTES AS IN THIS EXAMPLE

PULTE CORPORATION

The undersigned hereby acknowledges receipt of the notice of the Annual Meeting of Shareholders, the proxy statement relating thereto and the Annual Report for 2000.

The signature of shareholder should correspond exactly with the name set forth on this proxy card. Joint owners should each sign individually. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such stock, and hereby ratifies and confirms all that said attorneys and proxies, or other substitutes, may do by virtue hereof. If only one attorney and proxy shall be present and acting, then that one shall have and may exercise all the powers of said attorneys and proxies.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

CONTROL NUMBER:
RECORD DATE SHARES:

Please be sure to sign and date this Proxy:	Date

Shareholder sign here	Co-owner sign here

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

1. The election of three Directors for terms expiring in 2004.

(01) David N. McCammon

(02) William J. Pulte

(03) Francis J. Sehn

 The election of one Director for a term expiring in 2002.

(04) William B. Smith

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

NOTE: If you do not wish your shares voted “For” a particular nominee, mark the box above and write the name(s) of such nominee(s) on the line above. Your shares will be voted for the remaining nominee(s).

2. A proposal to change the Company’s name from “Pulte Corporation” to “Pulte Homes, Inc.”

For	Withheld	Against

The Board of Directors recommends a vote “AGAINST” proposal 3.

3. A shareholder proposal that the Board of Directors of the Company adopt an executive compensation policy that all future stock option grants to senior executives have exercise prices linked to an industry performance index associated with the peer group companies used for stock price comparisons in the Company’s proxy statement.

For	Withheld	Against

4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

DETACH CARD	DETACH CARD